7961 Shaffer Parkway • Suite 5 • Littleton, CO USA 80127

VISTA GOLD CORP.

Telephone: (720) 981-1185 • Facsimile: (720) 981-1186

May 18, 2011

Ms. Terri L. Eggert
5806 East 10th Avenue
Denver, Colorado 80220

Re: Consulting Services Contract

Dear Ms. Eggert:

This letter agreement ("Agreement") establishes the terms and conditions under which Terri L. Eggert ("Consultant") agrees to perform the duties of Interim Chief Financial Officer ('ICFO") in the capacity as a consultant to Vista Gold Corp. ("Corporation"). The duties and responsibilities of the ICFO include those outlined in Attachment "A" (the "Services"), and also include such other duties and responsibilities as may be assigned by Vista's Chief Executive Officer.

1. The Services will be performed in accordance with sound and generally accepted industry practices, including in relation to all accounting services in accordance with the generally accepted accounting principles used by the Corporation in the preparation of its financial statements. Consultant shall exercise all reasonable skill, care, and diligence in the performance of the Services. In providing the Services, Consultant will comply with all applicable laws, statutes, codes, rules, regulations and ordinances and the requirements of any applicable regulatory agencies.

2. As compensation for the Services performed by Consultant hereunder, Corporation will pay Consultant at the rate of U.S. $21,000.00 per month plus normal expenses associated with the performance of her duties. During the contract period, the Consultant will work full time and devote 100% of her efforts to her duties as ICFO. Consultant will be responsible for payment of all income taxes and other taxes on the total income received by Consultant hereunder. Each month, the Consultant will submit an invoice to the Corporation. This invoice, to the extent the amounts therein are undisputed by the Corporation, shall be paid by Corporation within fifteen (15) days after receipt and acceptance by Corporation. The Corporation and the Consultant will use commercially reasonable efforts to mutually resolve any disputed amount in a presented invoice which remains unpaid after the fifteen-day period.

3. This Agreement is effective as of May 18, 2011 and will remain in effect until September 18, 2011.

4. All information and data developed or received by Consultant or prepared by Consultant in connection with her performance hereunder, from whatever source, including third parties, Corporation, its shareholders, affiliates or employees, relating to its activities hereunder shall be the property of the Corporation and shall be kept strictly confidential by Consultant and shall not be copied or given, delivered or revealed by Consultant to any other person, firm, corporation, or other entity except with prior permission of the Chief Executive Officer or President of the Corporation. This obligation shall survive termination of this Agreement. Immediately upon the termination of this Agreement, Consultant shall return to the Corporation all documents and information, and all copies thereof, in whatever form, which relate in any way to the Corporation or its business.

5. In rendering the Services hereunder, Consultant shall be an independent contractor and not an employee or agent or representative of Corporation, its shareholders or its affiliates or co-venturer(s), and, except for representing herself as the ICFO and carrying out the Services, Consultant shall not hold herself out as any such employee, representative or agent or make any representation to create such an impression. Consultant shall not be entitled to participate in the employee benefit programs of Corporation, or its shareholders or affiliates. Except as expressly provided in the Services, Consultant shall have no authority to make any contract or agreement for or on behalf of, or otherwise commit, Corporation, its shareholders or its affiliates.

6. The rights and obligations hereunder are deemed to be personal to Consultant and shall not be delegated, subcontracted or assigned to any other person or entity without the prior written approval of the Corporation.

7. All notices, consents, and communications required or permitted under this Agreement shall be in writing and shall be deemed effective when hand delivered or sent by certified mail, return receipt requested, or sent by electronic communication (facsimile), and correctly addressed as follows:

If to Consultant:	Terri L. Eggert, 5806 East 10th Avenue, Denver, Colorado 80220
If to Corporation:	Fred Earnest Vista Gold Corp. 7961 Shaffer Parkway, Suite 5 Littleton, Colorado 80127

All notices shall be effective and shall be deemed delivered on the day of actual receipt.

8. This Agreement shall be construed and interpreted under the laws of the state of Colorado.

9. Any controversy or claim arising between Consultant and the Corporation, including but not limited to, any controversy or claim arising out of this Agreement or the breach thereof, or any aspect of the relationship between Consultant and the Corporation, will be settled by final and binding arbitration before a panel of three arbitrators in Denver, Colorado, and judgment may be entered upon the arbitration award by any court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association under the then-prevailing applicable rules. Within 15 days after the commencement of such arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within 10 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. All fees and expenses of the arbitration shall be borne by the parties equally. However, the prevailing party shall be entitled to an award of reasonable attorneys' fees. Notwithstanding this arbitration provision, however, either party may apply to any court having jurisdiction hereof and seek injunctive relief to maintain the status quo until the arbitration award is rendered or the controversy or claim is otherwise resolved.

10. This Agreement constitutes the entire agreement between the parties related to its subject matter. It supersedes all prior proposals, agreements, understandings, representations, and conditions. It may not be changed or amended except by a writing signed on behalf of both parties.

11. The failure of the Corporation to insist upon strict adherence to any one or more of the terms of this Agreement on one or more occasions will not be construed as a waiver of any such term by the Corporation or deprive the Corporation of the right to require strict compliance thereafter with the same or any other term of this Agreement.

12. If any portion of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction or by an arbitration panel, the remaining covenants and restrictions or portions thereof will remain in full force and effect, and if the invalidity or unenforceability is due to the unreasonableness of time, such covenants and restrictions will be effective for such period of time as may be determined to be reasonable by a court of competent jurisdiction or by an arbitration panel.

13. The parties will each do, or cause to be done, all acts or things necessary to implement and carry into effect this Agreement to the full extent contemplated hereby.

14. This Agreement may only be changed or modified by an agreement in writing signed by the parties hereto.

If Consultant concurs with the foregoing, please accept and approve this letter by signing at the place designated below and by returning the original of this letter duly signed.

CORPORATION:
VISTA GOLD CORP.
7961 Shaffer Parkway, Suite 5
Littleton, CO 80127

BY______________________
Mike B. Richings
Executive Chairman and CEO

ACCEPTED AND APPROVED THIS 18th Day of May, 2011

CONSULTANT:

BY______________________
Terri L. Eggert

Attachment A

Interim CFO Duties

Executive Management

- Position reports to the Corporation's Chief Executive Officer (the "CEO")
- Report to the CEO and the Corporation's Board of Directors and Audit Committee to provide appropriate accounting, internal control over financial reporting, disclosure controls and procedures and compliance information as necessary
- Work with and be guided by the Chair of the Audit Committee (the "Chair") to provide timely and accurate information and responses. Assist as required by the Chair in the relationship with the external auditor

Accounting and Administration

- Supervise and oversee accounting and administrative functions in all locations the Corporation operates or conducts business
- Oversee preparation of month-end, quarter-end and year-end financial statements
- Review all month-end closing activities including general ledger maintenance, balance sheet reconciliations and corporate/overhead cost allocation
- Serve as a key point of contact for external auditor; Manage preparation and support of all external audits
- Remain up to date on key accounting and securities regulations, pending legislation in all jurisdictions in which Vista operates
- Coordinate audits and proper filing of tax returns

Compliance

- Ensure compliance with all disclosure requirements of all exchange and securities regulations
- Supervise disclosure filings with SEC through EDGAR and Canadian securities regulators through SEDAR
- Ensure internal control over financial reporting and disclosure controls and procedures systems meet the requirements of all applicable laws and regulations, including, but not limited to, the Sarbanes-Oxley Act of 2002, as amended
- Supervise and coordinate the Corporation's insider trading, ethics, and conflict of interest policies and collection of compliance certificates

Finance, Financial Planning and Analysis

- Oversee cash flow planning and ensure availability of funds as needed
- Oversee cash, investment, and asset management
- Oversee financing strategies and activities, as well as banking relationships
- Understand and develop taxation strategies for all the Corporation's key projects and pending activities to ensure maximum after tax benefit to the Corporation
- Develop financing plans on project and corporate level to appropriately leverage the

Corporation. Lead or co-lead the Corporation's activities in debt and equity financing arrangements. Maintain current understanding of markets and bank loan criteria to ensure best financing terms

- Develop and execute financial and economic analyses of various business initiatives, including project evaluation, capital investments, potential business combinations or transactions
- Develop and maintain capital budgets

Corporate Development and Investor Relations

- Together with the CEO and Chief Operating Officer, provide oversight of corporate development and investor relations
- Co-lead or manage investor calls and responses to shareholder questions
- Ensure legal and regulatory compliance regarding all financial functions

Team Management

- Supervise, mentor and develop direct reports, managing work allocation, training, problem resolution, performance evaluation, and the building of an effective team dynamic

Risk Management/Real Estate/Legal Affairs

- Manage the Corporation's insurance program
- Manage the Corporation's Denver office lease and provide assistance or direction in other real estate matters
- Manage the Corporation's legal affairs in the areas of associated with securities, stock exchanges, loan agreements, financings and other major agreements